UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2012

DYNACQ HEALTHCARE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

COMMISSION FILE NUMBER 000-21574

IRS Employer Identification No. 76-0375477

4301 Vista Road Pasadena, Texas 77504	(713) 378-2000
(Address of Principal Executive Offices)	(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chiu M. Chan, our Chief Executive Officer, President, and Chairman of the Board, has been incapacitated by an unexpected illness. On January 10, 2012, the Board of Directors expanded the Board from five to six members and appointed Eric K. Chan, M.D., the son of Chiu M. Chan, as a new member of the Board. Chiu M. Chan will remain Chairman of the Board. The Board of Directors removed Chiu M. Chan as Chief Executive Officer and President and appointed Eric K. Chan as Chief Executive Officer and President. The Board selected Eric K. Chan to serve as a director and officer based on his medical background, business experience and familiarity with the company. As consideration for serving as Chief Executive Officer and President, the Compensation Committee approved paying him an annual salary of $350,000, and he was awarded 250,000 stock options, which options will vest at the rate of 25% per year. His biographical information follows:

Eric K. Chan, M.D.—Age 33—Dr. Chan is board certified in anesthesiology. He has been the sole owner of Redwood Health Corporation since March 2005, which furnishes physicians to provide in-house emergency medical coverage and recruits anesthesiologists and certified registered nurse anesthetists at hospitals, including Dynacq Healthcare’s Pasadena facility. Dr. Chan has also been the sole owner of Anesthesia Associates of Houston Metroplex since August 2007, which provides anesthesiology services to hospitals, including Dynacq Healthcare’s Pasadena facility. He was an Assistant Professor at Memorial Hermann Hospital, University of Texas at Houston from August 2007 to September 2008. Dr. Chan earned his M.B.A. in Health Organization Management and M.D. from Texas Tech University.

Transactions with Related Persons

We have retained Redwood Health Corporation (“Redwood”), to furnish physicians to provide in-house emergency medical coverage for our Pasadena facility during the weekend hours and weekday nights at an hourly rate of $75. Eric K. Chan is a physician and an affiliate of Redwood. The Company paid $434,100 and $438,300 for emergency room physician services to Redwood in fiscal 2011 and 2010, respectively. Management and the Audit Committee approved the agreement and believe that the hourly rate being paid is consistent with comparable in-house emergency medical coverage rates available in the area.

During the fiscal year 2009, we retained Anesthesia Associates of Houston Metroplex to provide exclusive, continuous and uninterrupted anesthesiology services, including physicians and CRNAs, to the Pasadena facility for a monthly compensation of $5,000. Eric K. Chan is a physician and an affiliate of Anesthesia Associates of Houston Metroplex. The Company paid $60,000 for anesthesiology services to said organization in each of the fiscal years 2011 and 2010. Management and the Board of Directors approved the agreement and believe that the rate being paid is consistent with comparable in-house anesthesiology services rates available in the area. During the fiscal year 2009, we also retained Redwood to locate and recruit additional skilled anesthesiologists and CRNAs for our Pasadena facility for a monthly compensation of $20,000. The Company paid $240,000 for said recruitment services to Redwood in each of the fiscal years 2011 and 2010. Management and the Board of Directors approved the agreement and believe that the rate being paid is consistent with comparable rates for recruitment available in the area. We entered into these two agreements in order to replace the previous anesthesiology group, whose contract terminated at the end of fiscal 2009. The compensation which was being paid to the previous group was substantially the same as that being paid under the new contracts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DYNACQ HEALTHCARE, INC.

Date: January 13, 2012	By:	/s/ Philip S. Chan
Philip S. Chan
Chief Financial Officer